Exhibit 99.3

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Third Amendment”) is made and entered into as of August 30, 2006, between SECURE COMPUTING CORPORATION, a Delaware corporation (“Parent”) and CIPHERTRUST, INC., a Georgia corporation (the “Company”).

WHEREAS, Parent and Company are parties to that certain Agreement and Plan of Merger, dated as of July 11, 2006, with Peach Acquisition Corp., a Georgia corporation, and CT Shareholders’ Representative LLC, a Georgia limited liability company, as amended by that certain First Amendment, dated as of July 14, 2006, and that certain Second Amendment, dated as of August 1, 2006 (as amended, the “Merger Agreement”); and

WHEREAS, Parent and Company desire to amend the Merger Agreement in accordance with Section 8.4 of the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used without definition in this Third Amendment have the meanings assigned to them in the Merger Agreement.

2. Amendment to Section 1.1 (Definitions). Section 1.1 (Definitions) of the Merger Agreement is hereby amended as follows:

(i) Determination Period. The defined term “Determination Period” is hereby deleted in its entirety and replaced with the following new definition of “Determination Period”:

“Determination Period” means the period beginning on September 1, 2006 and ending on September 30, 2007.

3. Amendment of Section 1.7(c) of the Merger Agreement. Section 1.7(c) of the Merger Agreement is hereby amended by deleting Section 1.7(c) in its entirety and replacing it with the following new Section 1.7(c):

“(c) Establishment of Escrow Fund. On the Closing Date, 10% of the Merger Shares and Merger Cash issuable pursuant to Section 1.7(a) hereof in respect of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (calculated assuming for this purpose that there are no Dissenting Shares) (the “Escrow Amount”), will, without any act of any Company Shareholder, and in accordance with the provisions of the Escrow Agreement attached hereto as Exhibit B, be deposited by Parent with the Escrow Agent for a period of 15 months following the Closing Date on behalf of the Company Shareholders to secure the obligations set forth in Article VII hereof and in the Escrow Agreement; provided, however, that at the sole discretion of the Parent, up to $10,000,000 of the Merger Cash portion of the Escrow

Amount may be deposited with the Escrow Agent on or before the seventh day following the Closing Date. Such amount is referred to herein as the “Escrow Fund” and will be governed by the terms of the Escrow Agreement. Notwithstanding Section 1.7(a), the amount of Merger Consideration payable to any Company Shareholder on the Closing Date will be reduced by such Company Shareholder’s Proportionate Interest in the Escrow Amount. The holders of the Company Capital Stock, by virtue of the approval of this Agreement by the Company Shareholders, (i) consent to the deposit of the Escrow Amount with the Escrow Agent, and (ii) will be subject to the provisions of the Escrow Agreement. Any payments from the Escrow Fund in satisfaction of valid indemnification claims made by Parent or the Surviving Corporation pursuant to Article VII, as determined pursuant to the Escrow Agreement, shall be comprised of shares of Parent Common Stock and Merger Cash in the same proportion as such forms of consideration constitute the initial Escrow Amount.”

4. Escrow Agreement. The form of the Escrow Agreement, attached to the Merger Agreement as Exhibit B, shall be revised to reflect the terms and conditions of Section 1.7(c) of the Merge Agreement, as amended by this Third Amendment.

5. Authorization. Each of the parties hereto hereby represents and warrants that:

(i) it has the requisite corporate power and authority to enter into this Third Amendment;

(ii) all corporate acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Third Amendment and the consummation of the transactions contemplated hereby have been duly and properly taken; and

(iii) this Third Amendment has been duly executed and delivered and constitutes a valid and binding obligation, enforceable against it in accordance with its terms.

6. Effect of Third Amendment. This Third Amendment is hereby incorporated into and made a part of the Merger Agreement. Except as amended by this Third Amendment, all terms and provisions of the Merger Agreement shall continue and remain in full force and effect and binding upon the parties thereto.

7. Binding Effect. This Third Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

8. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

9. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Third Amendment and all of which, when taken together, will be deemed to constitute one and the same Third Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Third Amendment to the Agreement and Plan of Merger has been executed on behalf of each of the parties hereto as of the day and year first written above.

SECURE COMPUTING CORPORATION

By:	/s/ Mary K. Budge
Name:	Mary K. Budge
Title:	Senior Vice President

CIPHERTRUST, INC.

By:	/s/ Thomas W. Williams
Name:	Thomas W. Williams
Title:	Chief Financial Officer